                                                                    Exhibit 10.3


                                    AGREEMENT


     THIS AGREEMENT is made this the 13th day of August, 1998 by and among SETECH, INC. ("Setech"), MICHAEL S. BURNHAM, JR. ("Burnham"), THOMAS N. EISENMAN ("Eisenman") and LEWIS SUPPLY CO., INC. ("Lewis Supply").

                                    RECITALS:

     A. Setech has previously entered into a Stock Purchase Agreement dated June 26, 1997 (the "Stock Purchase Agreement") pursuant to which it purchased all the shares of the capital stock of Lewis Supply.

     B. In connection with the Stock Purchase Agreement, Setech, Lewis Supply and Burnham entered into that certain Employment and Non-Compete Agreement dated June 26, 1997 (the "Employment Agreement").

     C. In connection with the Stock Purchase Agreement, Setech, Burnham and Eisenman executed that certain Shareholders' Agreement dated June 26, 1997 (the "Shareholders' Agreement") in order to make provision for certain matters concerning Stock owned by Burnham and Eisenman.

     D. By mutual agreement, Burnham and Lewis Supply are desirous of terminating his employment with Lewis Supply under the terms set forth herein, and in connection therewith the parties to the Shareholders' Agreement are modifying the Shareholders' Agreement as set forth herein.

     E. Terms not otherwise defined herein shall have the meanings ascribed to such terms in the Shareholders' Agreement and the Employment Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Termination of Employment; Independent Contractor Services. The parties hereto agree that the employment of Burnham pursuant to the Employment Agreement is terminated as of September 1, 1998. Burnham hereby resigns as a director of Lewis Supply effective September 1, 1998. Burnham will be paid on August 31, 1998 for services rendered through such date, excluding the Bonus under Section 4 hereof which will be paid in accordance with its terms. Commencing September 1, 1998, Burnham shall render services (devoting reasonable time at locations which are reasonable) to Lewis Supply as an independent contractor in order to effect the management transition. In exchange for such services, Lewis Supply shall pay Burnham commencing September 15, 1998, an amount equal to $5,458.33 on the fifteenth day of each calendar month and on the last day of each calendar month in accordance with

     Lewis Supply's standard payroll procedures. In addition, Lewis Supply shall pay all reasonable out of pocket expenditures incurred by Burnham in rendering such services. The term of Burnham's employment as an independent contractor under this Agreement shall expire on December 31, 1998. The parties hereto agree and acknowledge that the early termination of employment is not governed by the provisions of Section 5A, 5B or 5C of the Employment Agreement.

2. Health Insurance. Lewis Supply agrees to continue existing health insurance coverage through December 31, 1998 in the same manner as set forth under
     Section 5.B(4) of the Employment Agreement, which are presently paid by Lewis Supply.

3. Consulting Services. Commencing January 1, 1999, Burnham shall be paid for consulting services (devoting reasonable time at locations which are reasonable) requested by Lewis Supply or Setech at a rate equal to $250 per hour. Consulting fees shall be invoiced by Burnham and shall be payable by Lewis Supply or Setech within thirty (30) days following receipt of such invoice. In addition, Lewis Supply and/or Setech shall pay all reasonable out of pocket expenditures incurred by Burnham in connection with such consulting services.

4. Bonus. The parties hereto agree and acknowledge that Burnham is fully vested in his Bonus as set forth in Section 4.B of the Employment Agreement for the fiscal year ending June 30, 1998. No amounts shall accrue to Burnham under Section 4.B of the Employment Agreement for the period after June 30, 1998.

5. Restrictive Covenants. The Employment Agreement is amended to the extent that Section 6.A concerning "Competition" shall be effective through December 31, 1998 and thereafter shall be null and void. All other provisions of Section 6 of the Employment Agreement shall be in full force and effect until September 1, 1999.

6. Shareholders' Agreement. The parties hereto agree that the Shareholders' Agreement shall be modified and amended as follows:

          (a) Right of Burnham. Burnham's put option under Section 3 of the Shareholders' Agreement (unless exercised prior to expiration) shall expire in accordance with the provisions of subsection (z) of such Section. Notwithstanding the foregoing sentence, in the event Burnham exercises his rights under Section 3 of the Shareholders' Agreement for shares in excess of those issued to date, Setech will also repurchase those additional shares to be issued under the Stock Purchase Agreement.

          (b) The provisions of Sections 4(b)(v) and 5 of the Shareholders' Agreement concerning "Co-Sale" are hereby deleted.

7. Communications and Releases. The parties hereto acknowledge that the termination of employment by Burnham was by mutual agreement of the parties hereto. Each of the parties hereto shall refrain from making any disparaging communications about the other to any third parties. The parties hereto shall use their best efforts to consult with one another in making any public announcements of the termination of Burnham's employment with Lewis Supply.

8. Savings Clause. Except as set forth herein, the Shareholders' Agreement, the Stock Purchase Agreement and those provisions of the Employment Agreement which by their terms survive the termination of Burnham's employment, shall remain unamended and in full force and effect.

9. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

     IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the day and date first set forth above.


                                      SETECH, INC.


                                      By: /s/ Tom Eisenman
                                         --------------------------------------

                                      Title: President & CEO
                                            -----------------------------------

                                            /s/ Michael S. Burnham
                                      -----------------------------------------
                                      MICHAEL S. BURNHAM, JR.



                                            /s/ Thomas N. Eisenman
                                      -----------------------------------------
                                      THOMAS N. EISENMAN


                                      LEWIS SUPPLY CO., INC.


                                      By: /s/ Michael S. Burnham
                                         --------------------------------------

                                      Title: President
                                            -----------------------------------







                                       3